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                  FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT

This NON-QUALIFIED STOCK OPTION AGREEMENT ("Agreement") dated as of _______ ("Date of Grant"), is made by and between THE RECOVERY NETWORK, INC., a Colorado corporation ("RNET"), and ____________, an individual residing in ______________, California ("Option Holder").

         1. Grant. In consideration of his employment by RNET, RNET hereby grants Option Holder a non-qualified stock option ("Option") to purchase, at any time after the Option becomes exercisable as provided in section 2 and on or before _____________, ______ shares of the Common Stock, par value $0.01 per share, of RNET ("Common Stock") at $5.00 per share ("Option Price"). The Option is not intended to qualify as an incentive stock option within the meaning of section 422 of the Internal Revenue Code of 1986 ("Code"). The Option shall expire on ____________.

         2. Exercise. (a) The Option shall become exercisable with respect to ___ shares of Common Stock on __________ and with respect to an additional ___ shares of Common Stock on the first day of each calendar month thereafter until the Option is exercisable for all ____ shares of Common Stock. If Option Holder ceases to be an employee of RNET, then the Option shall be exercisable for only the number of shares of Common Stock as to which it was exercisable on the date on which Option Holder ceases to be an employee of RNET.

                  (b) The Option may be exercised by delivery to RNET of written notice specifying the number of shares with respect to which the Option is exercised and the Option Price for such number of shares. The notice shall contain Option Holder's representation that he is purchasing such the shares for investment purposes only and his agreement not to sell any shares so purchased in violation of the Securities Act of 1933 or other applicable law. Such restrictions or notice thereof shall be placed on the certificates representing the shares so purchased, and RNET may refuse to issue the certificates or to transfer the shares on its books unless it is satisfied that no violation of such restrictions will occur. The Option Price shall be paid (i) in cash, (ii) by certified or cashier's check payable to the order of RNET, or (iii) by delivery of certificates representing a number of shares of Common Stock, the fair market value of which (as determined in the sole discretion of the board of directors of RNET) at least equals the Option Price of the shares purchased pursuant to the Option. No shares of Common Stock acquired through the exercise of an incentive stock option or an option granted under an employee stock purchase plan may be used to purchase shares pursuant to the Option until the holding period applicable to such shares has expired. Furthermore, in no case may shares of Common Stock be used to purchase shares pursuant to the Option until the shares have been held for at least six months. Upon issuance, a certificate or certificates representing the shares so purchased shall be delivered to Option Holder.

         3. Adjustments. (a) Stock Split, Stock Dividend, etc. If at any time RNET increases or decreases the number of shares of Common Stock outstanding or changes the rights and privileges of such shares, by means of the payment of a stock dividend or the making of any other distribution on such shares payable in Common Stock, or through a stock split, subdivision


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of shares, consolidation, or combination of shares, or through a reclassification or recapitalization involving the Common Stock, the number, rights, and privileges of the shares covered by the Option shall be increased, decreased, or changed in like manner as if such shares had been outstanding at the time. In such event, the total Option Price shall remain unchanged and shall be apportioned ratably over the increased or decreased number or changed kind of securities or other property subject to the Option.

                  (b) Other Changes. If any change (other than as described in section 3(a)) occurs in the number or kind of outstanding shares of Common Stock or other securities into which the Common Stock shall be changed or for which the Common Stock shall have been exchanged, then an equitable adjustments shall be made to the number of shares subject to the Option.

                  (c) Adjustments for Certain Distributions of Property. If at any time RNET distributes securities or other property (except money or shares of Common Stock) with respect to the Common Stock, then a proportionate part of such securities or other property shall be set aside and delivered to Option Holder when he exercises the Option, in the same ratio to the total securities and property set aside for Option Holder as the number of shares of Common Stock with respect to which the Option is then exercised bears to the total shares of Common Stock subject to the Option. Upon any occurrence described in this section 3(c), the total Option Price shall remain unchanged but shall be apportioned ratably over the increased or decreased number of shares of Common Stock subject to the Option.

                  (d) Rights to Subscribe. If at any time RNET grants to the holders of its Common Stock generally rights to subscribe pro rata for additional shares thereof or for any other securities of RNET or any other corporation at a price below the then fair market value thereof, then there shall be added to the number of shares subject to the Option the number of shares of Common Stock or other securities that Option Holder would have been entitled to subscribe for if, immediately prior to such grant, Option Holder had exercised the Option in full, and the Option Price shall be increased by the amount of the price that would have been payable by Option Holder for such Common Stock or other securities.

                  (e) No Adjustment. Except as expressly provided in this
section 3, the issuance by RNET of shares of capital stock of any class or securities convertible into or exchangeable for shares of capital stock of any class for cash, property, labor, or services, either upon sale or upon exercise of rights or warrants to subscribe therefor, or upon conversion of obligations of RNET convertible into or exchangeable for shares of capital stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares subject to the Option.

                  (f) Determinations. Adjustments under this section 3 shall be made by the finance and compensation committee of the board of directors of RNET, whose determinations with respect thereto shall be final and binding. No fractional shares shall be issued on account of any adjustment.


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         4. Termination. Upon the occurrence of any of the following events, if the notice hereafter provided has been given, the Option shall automatically terminate and be of no further force or effect:

          (a) the merger or consolidation of RNET, if (i) RNET is not the surviving corporation and the shareholders of RNET immediately before the merger or consolidation do not own a majority of the voting securities of the surviving corporation outstanding immediately after the effectiveness of the merger or consolidation or (ii) RNET becomes a subsidiary of another corporation;

          (b) the acquisition of the assets or capital stock of RNET pursuant to a non-taxable reorganization, unless the acquiring corporation assumes the obligations of RNET under this Agreement or substitutes a new option in accordance with the regulations promulgated under section 425(a) of the Code as if the Option were an incentive stock option;

          (c)  the dissolution or liquidation of RNET;

          (d) the appointment of a receiver for all or substantially all of the assets or business of RNET;

          (e) the appointment of a trustee for RNET after a petition has been filed for the reorganization of RNET under applicable law; or

          (f) the sale, lease, or exchange of all or substantially all of the assets or business of RNET.

At least 30 days written notice of any event described in clause (a), (b), (e), or (f) shall be given by RNET to Option Holder. No notice is required of the events described in clauses (c) and (d). Such notice shall be deemed to have been given when delivered personally to Option Holder or when mailed by certified mail, postage prepaid, to Option Holder's last known address. If Option Holder is notified of an event described in clause (b), he may exercise his Option in whole or in part at any time before the occurrence of the event requiring the giving of notice (but subject to occurrence of such event), regardless of whether all conditions of exercise relating to continuance of service as an employee have been satisfied.

         5. Change of Control. If a Change in Control (as hereinafter defined) occurs, the Option shall become exercisable in full, regardless of whether all conditions of exercise have been satisfied. A "Change in Control" is deemed to have occurred if (a) a "person" (as defined in section 13(d) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of shares of Common Stock representing 30 percent or more of the shares as to which votes may be cast for the election of directors of RNET or (b) individuals who are directors of RNET at the beginning of a 24-month period cease to constitute at least two-thirds of all directors of RNET at any time during such period.

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         6. Restrictions on Sale. The Option and any shares issued or issuable upon the exercise of the Option may not be sold, transferred, or otherwise disposed of for at least six months from the Date of Grant.

         7. Transferability. No right or interest of Option Holder in the Option may be assigned or transferred during the lifetime of Option Holder, either voluntarily or involuntarily, or be subjected to any lien, directly or indirectly, by operation of law or otherwise, including execution, levy, garnishment, attachment, pledge, or bankruptcy. In the event of Option Holder's death, Option Holder's rights and interest in the Option shall be transferable by will or pursuant to the laws of descent and distribution. The Option shall be exercisable during Option Holder's lifetime only by Option Holder or, in the event of disability or incapacity, by Option Holder's guardian or legal representative.

         8. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, addressed:

                  If to RNET:

                           THE RECOVERY NETWORK, INC.
                           506 Santa Monica Boulevard, Suite 400
                           Santa Monica, CA  90401
                           Attn:  William D. Moses

                           with a copy to:

                           Holme Roberts & Owen LLP
                           1700 Lincoln, Suite 4100
                           Denver, CO  80203
                           Attn:  Francis Wheeler, Esq.

                  If to Option Holder:






or at such other address as may have been furnished to the other party in writing. Any such notice shall be deemed to have been given as of the date so delivered or mailed.


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   THE RECOVERY NETWORK, INC.


                                   By: ______________________________________
                                       William D. Moses
                                       President and Chief Executive Officer



                                       ______________________________________
                                       [Name of option holder]


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